Exhibit 4.9

Loan Agreement

This Loan Agreement (this “Agreement”) is made and entered into by and between the parties below as of [Execution Date] in Beijing, China:

(1)         [Name of the WFOE] (“Lender”), a wholly foreign owned enterprise, organized and existing under the laws of the PRC, with its address at [•];

(2)         [Name of the VIE Shareholder] (“Borrower”), a citizen of China with Chinese Identification No.: [•].

Each of the Lender and the Borrower shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

Whereas:

1.              As of the date hereof, Borrower holds [•]% of equity interests in [Name of VIE] (the “Borrower Company”). All of the equity interest now held and hereafter acquired by Borrower in Borrower Company shall be referred to as Borrower Equity Interest;

2.              Lender confirms that it agrees to provide Borrower with and Borrower confirms that he/she has received a loan which equals to RMB[•] that has been used for the purposes set forth under this Agreement.

After friendly consultation, the Parties agree as follows:

1                      Loan

1.1                     In accordance with the terms and conditions of this Agreement, Lender and Borrower hereby acknowledge that Borrower obtained from Lender a loan in the amount of RMB[•] (the “Loan”). The term of the Loan shall be 10 years from the effective date of this Agreement, which may be extended upon mutual written consent of the Parties. During the term of the Loan or the extended term of the Loan, Borrower shall immediately repay the full amount of the Loan:

1.1.1                    if 30 days elapse after Borrower receives a written notice from Lender requesting repayment of the Loan;

1.1.2                    in the event of Borrower’s death, lack or limitation of civil capacity;

1.1.3                    if Borrower ceases (for any reason) to be an employee of Lender, Borrower Company or their affiliates;

1.1.4                    if Borrower engages in criminal act or is involved in criminal activities;

1.1.5                    if under the applicable laws of China, foreign investors are permitted to invest in the principle business that is currently conducted by Borrower Company in China with a controlling stake and/or in the form of wholly-foreign-owned enterprises, the relevant competent authorities of China begin to approve such investments, and Lender’s parent company, [9F Inc./JIUFU Financial Technology Service Limited] exercises the exclusive option under the Exclusive Option Agreement (the “Exclusive Option Agreement”) described in this Agreement.

1.2                     The Loan provided by Lender under this Agreement shall inure to Borrower’s benefit only and not to Borrower’s successors or assigns.

1.3                     Borrower agrees to accept the aforementioned Loan provided by Lender, and hereby acknowledges and warrants that he has used the Loan to increase the registered capital of Borrower Company.

1.4                     Lender and Borrower hereby agree and acknowledge that the Loan shall be repaid as follows: Borrower shall transfer the Borrower Equity Interest in whole to [9F Inc./JIUFU Financial Technology Service Limited]. or any person(s) (legal or natural persons) designated by [9F Inc./JIUFU Financial Technology Service Limited]. pursuant to the Exclusive Option Agreement, and use any proceeds from the transfer of the Borrower Equity Interest (to the extent permissible) to repay the Loan to Lender in accordance with this Agreement and in the manner designated by Lender.

1.5                     The Parties hereby agree that the Loan shall be interest free unless otherwise agreed in this Agreement. When Borrower transfers the Borrower Equity Interest to [9F Inc./JIUFU Financial Technology Service Limited].  or any person(s) designated by [9F Inc./JIUFU Financial Technology Service Limited], if the transfer price of such equity interest exceeds the principal of the Loan under this Agreement, to the extent permitted by law, the amount exceeding the principal shall be deemed as the interest of the Loan under this Agreement payable by Borrower to Lender.

2                      Representations and Warranties

2.1                     Between the date of this Agreement and the date of termination of this Agreement, Lender hereby makes the following representations and warranties to Borrower:

2.1.1                    Lender is a corporation duly organized and legally existing in accordance with the laws of China;

2.1.2                    Lender has the legal capacity to execute and perform this Agreement. The execution and performance by Lender of this Agreement is consistent with Lender’s scope of business and the provisions of Lender’s corporate bylaws and other organizational documents, and Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement; and

2.1.3                    This Agreement constitutes Lender’s legal, valid and binding obligations enforceable in accordance with its terms.

2.2                     Between the date of this Agreement and the date of termination of this Agreement, Borrower hereby makes the following representations and warranties:

2.2.1                     Borrower has the legal capacity to execute and perform this Agreement. Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

2.2.2                     This Agreement constitutes Borrower’s legal, valid and binding obligations enforceable in accordance with its terms; and

2.2.3                     There are no disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower, nor are there any potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to Borrower.

3                     Borrower’s Covenants

3.1                     As and when he becomes, and for so long as he remains a shareholder of Borrower Company, Borrower covenants irrevocably that during the term of this Agreement, Borrower shall cause Borrower Company:

3.1.1                    to strictly abide by the provisions of the Exclusive Option Agreement, the Master Exclusive Service Agreementand and the Proxy Agreement and Power of Attorney to which the Borrower Company is a party, and to refrain from any action/omission that may affect the effectiveness and enforceability of the Exclusive Option Agreement and Master Exclusive Service Agreement.

3.1.2                    at the request of Lender (or a party designated by Lender), to execute contracts/agreements on business cooperation with Lender (or a party designated by Lender), and to strictly abide by such contracts/agreements;

3.1.3                    to provide Lender with all of the information on Borrower Company’s business operations and financial condition at Lender’s request;

3.1.4                    to immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Borrower Company’s assets, business or income;

3.1.5                    at the request of Lender, to appoint any persons designated by Lender as directors of Borrower Company;

3.2                     Borrower covenants that during the term of this Agreement, he shall:

3.2.1                    endeavor to keep Borrower Company to engage in its principle businesses;

3.2.2                    abide by the provisions of this Agreement, the Proxy Agreement and Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement to which the Borrower is a party, perform his obligations under this Agreement, the Proxy Agreement and Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Proxy Agreement and Power of Attorney, the Equity Interest Pledge Agreement and the Exclusive Option Agreement;

3.2.3                    not sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in Borrower Equity Interest, or allow the encumbrance thereon of any security interest or the encumbrance, except in accordance with the Equity Interest Pledge Agreement;

3.2.4                    cause any shareholders’ meeting and/or the board of directors of Borrower Company not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in Borrower Equity Interest, or allow the encumbrance thereon of any security interest, except to Lender or Lender’s designated person;

3.2.5                    cause any shareholders’ meeting and/or the board of directors of the Borrower Company not to approve the merger or consolidation of Borrower Company with any person, or its acquisition of or investment in any person, without the prior written consent of Lender;

3.2.6                    immediately notify Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Borrower Equity Interest;

3.2.7                    to the extent necessary to maintain his ownership of the Borrower Equity Interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;

3.2.8                    without the prior written consent of Lender, refrain from any action /omission that may have a material impact on the assets, business and liabilities of Borrower Company;

3.2.9                    appoint any designee of Lender as director of Borrower Company, at the request of Lender;

3.2.10             to the extent permitted by the laws of China, at the request of Lender at any time, promptly and unconditionally transfer all of Borrower Equity Interest to Lender or Lender’s designated representative(s) at any time, and cause the other shareholders of Borrower Company to waive their right of first refusal with respect to the share transfer described in this Section;

3.2.11             to the extent permitted by the laws of China, at the request of Lender at any time, cause the other shareholders of Borrower Company to promptly and unconditionally transfer all of their equity interests to Lender or Lender’s designated representative(s) at any time, and Borrower hereby waives his right of first refusal (if any) with respect to the share transfer described in this Section;

3.2.12             in the event that [9F Inc./JIUFU Financial Technology Service Limited] purchases Borrower Equity Interest from Borrower in accordance with the provisions of the Exclusive Option Agreement, use such purchase price obtained thereby to repay the Loan to Lender; and

3.2.13             without the prior written consent of Lender, not to cause Borrower Company to supplement, change, or amend its articles of association in any manner, increase or decreases its registered capital or change its share capital structure in any manner.

4                     Liability for Default

4.1                     If Borrower conducts any material breach of any term of this Agreement, Lender shall have right to terminate this Agreement and require the Borrower to compensate all damages; this Section 4.1 shall not prejudice any other rights of Lender herein.

4.2                     Borrower shall not terminate this Agreement in any event unless otherwise required by applicable laws.

4.3                     In the event that Borrower fails to perform the repayment obligations set forth in this Agreement, Borrower shall pay overdue interest of 0.01% per day for the outstanding payment, until the day Borrower repays the full principal of the Loan, overdue interests and other payable amounts.

5                     Notices

5.1                     All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A confirmation copy of each notice shall also be sent by email. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

5.1.1           Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of delivery.

5.1.2           Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

5.2                      For the purpose of notices, the addresses of the Parties are as follows:

Lender:	[Name of the WFOE]
Address:	[•]
Attn:	[•]
Phone:	[•]

Borrower:	[Name of the VIE Shareholder]
Address:	[•]
Phone:	[•]

5.3                     Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the terms hereof.

6                     Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information.  Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, directors, employees, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, directors, employees, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section.  Disclosure of any confidential information by the shareholders, director, employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement.

7                     Governing Law and Resolution of Disputes

7.1           The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.

7.2           In the event of any dispute with respect to the construction and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Party for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in Beijing. The arbitration award shall be final and binding on all Parties.

7.3           Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

8                     Miscellaneous

8.1            This Agreement should become effective upon execution by the Parties, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

8.2            This Agreement shall be written in both Chinese and English language in two copies, each Party having one copy.  The Chinese version and English version shall have equal legal validity.

8.3            This Agreement may be amended or supplemented through written agreement by and between Lender and Borrower. Such written amendment agreement and/or supplementary agreement executed by and between Lender and Borrower are an integral part of this Agreement, and shall have the same legal validity as this Agreement.

8.4            In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

8.5            The attachments (if any) to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

8.6            Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof. The provisions of Sections 4, 6, 7 and this Section 8.6 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Loan Agreement as of the date firs above written.

Lender: [Name of the WFOE]

By:
Name:
Title:

Borrower: [Name of the VIE Shareholder]

By:

Schedule of Material Differences

The VIE Shareholders as set out below entered into loan agreement with the WFOEs using this form, respectively. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE Shareholder	Name of Variable Interest Entity (the “VIE”)	Name of WFOE	% of VIE Shareholder’s Equity Interest in the VIE	Loan Amount	Execution Date
1	Lijun Zhang	Jiufu Shuke Technology Group Co., Ltd.(formerly known as Beijing Jiufu Times Investment Consulting Co., Ltd., Jiufu Internet Finance Holdings Group Co., Ltd., and Jiufu Jinke Holdings Group Co., Ltd., successively)	Beijing Jiufu Lianyin Technology Co., Ltd.	8.8%	RMB17,600,000	June 21, 2019
2	Changxing Xiao	Jiufu Shuke Technology Group Co., Ltd.(formerly known as Beijing Jiufu Times Investment Consulting Co., Ltd., Jiufu Internet Finance Holdings Group Co., Ltd., and Jiufu Jinke Holdings Group Co., Ltd., successively)	Beijing Jiufu Lianyin Technology Co., Ltd.	10%	RMB20,000,000	July 2, 2015
3	Yifan Ren

Jiufu Shuke Technology  Group Co., Ltd.(formerly known as Beijing Jiufu Times Investment Consulting Co., Ltd., Jiufu Internet Finance Holdings Group Co., Ltd., and Jiufu Jinke Holdings Group Co., Ltd., successively)

			Beijing Jiufu Lianyin Technology Co., Ltd.	23.95% 48%	RMB3,150,000 RMB92,850,000	August 25, 2014 July 2, 2015
4	Lei Sun

Jiufu Shuke Technology Group Co., Ltd.(formerly known as Beijing Jiufu Times Investment Consulting Co., Ltd., Jiufu Internet Finance Holdings Group Co., Ltd., and Jiufu Jinke Holdings Group Co., Ltd., successively)

			Beijing Jiufu Lianyin Technology Co., Ltd.	28.2% 33.2%	RMB56,400,000 RMB10,000,000	July 2, 2015 August 31, 2018
5	Lei Liu	Beijing Puhui Lianyin Information Technology Co., Ltd.	Beijing Jiufu Lianyin Technology Co., Ltd.	5.00% 27.5%	RMB2,500 RMB27,500	August 25, 2014 May 21, 2020
6	Dongcheng Zhang	Beijing Puhui Lianyin Information Technology Co., Ltd.	Beijing Jiufu Lianyin Technology Co., Ltd.	1.67%	RMB833	August 25, 2014

7	Changxing Xiao	Beijing Puhui Lianyin Information Technology Co., Ltd.	Beijing Jiufu Lianyin Technology Co., Ltd.	41.66%	RMB20,833	August 25, 2014
8	Lixing Chen	Beijing Puhui Lianyin Information Technology Co., Ltd.	Beijing Jiufu Lianyin Technology Co., Ltd.	5.33% 27.67%	RMB2,668 RMB27,668	August 25, 2014 May 21, 2020
9	Lei Sun	Beijing Puhui Lianyin Information Technology Co., Ltd.	Beijing Jiufu Lianyin Technology Co., Ltd.	41.66% 46.33%	RMB20,833 RMB2,333	August 25, 2014 July 27, 2015
10	Dongcheng Zhang	Beijing Jiufu Meihao Technology Co., Ltd.	Beijing Diyi Technology Co., Ltd.	40%	RMB4,000,000	April 26, 2020
11	Junli Zhu	Beijing Jiufu Meihao Technology Co., Ltd.	Beijing Diyi Technology Co., Ltd.	60%	RMB6,000,000	April 26, 2020
12	Zifang Guo	Beijing Wu Kong Mao Technology Co., Ltd. (formerly known as Beijing Chaoka Internet Technology Co., Ltd.)	Zhuhai Wukong Youpin Technology Co., Ltd.	10%	RMB1,000,000	April 13, 2020
13	Guisheng Li	Beijing Wu Kong Mao Technology Co., Ltd. (formerly known as Beijing Chaoka Internet Technology Co., Ltd.)	Zhuhai Wukong Youpin Technology Co., Ltd.	45%	RMB4,500,000	April 13, 2020
14	Zhijun Li	Beijing Wu Kong Mao Technology Co., Ltd. (formerly known as Beijing Chaoka Internet Technology Co., Ltd.)	Zhuhai Wukong Youpin Technology Co., Ltd.	45%	RMB4,500,000	April 13, 2020
15	Cen Chen	Zhuhai Huike Lianyin Technology Co., Ltd.	Zhuhai Xiaojin Hulian Technology Co., Ltd.	10%	RMB100,000	May 28, 2020
16	Xiaomin Wang	Zhuhai Huike Lianyin Technology Co., Ltd.	Zhuhai Xiaojin Hulian Technology Co., Ltd.	90%	RMB900,000	April 20, 2020